Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces First Quarter 2019 Results

Irvine, CA, May 9, 2019 — Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces the financial results for the quarter ended March 31, 2019.

For the first quarter of 2019, the Company reported a net (loss) of $(12.6) million, or $(0.60) per diluted common share, as compared to net earnings of $3.9 million, or $0.18 per diluted common share, for the first quarter of 2018.

For the first quarter of 2019, the Company reported core earnings (loss) of $(5.8) million, or $(0.28) per diluted common share, as compared to core earnings (loss) of $(10.0), or $(0.47) per diluted common share, for the first quarter of 2018.  Core earnings (loss) is not considered an accounting principle generally accepted in the United States of America (non-GAAP) financial measurement that is calculated by adjusting GAAP operating income to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (MSRs), and non-recurring expenses.  The Company has begun to use core earnings as it believes that it more accurately reflects the Company’s current business operations of mortgage originations.   Core earnings adjusts GAAP operating income by excluding non-cash items that fluctuate due to market rates, inputs or assumptions rather than fundamental operating income (loss) that reflects the Company’s current business operations.   See the discussion and reconciliation of non-GAAP core earnings further below.

Results of Operations	For the Three Months Ended
(in thousands, except share data)	March 31,	December 31,	March 31,
(unaudited)	2019	2018	2018
Revenues:
Gain on sale of loans, net	$12,214	$12,854	$21,482
Servicing fees, net	2,969	7,807	9,463
(Loss) gain on mortgage servicing rights, net	(5,623)	(6,303)	7,705
Real estate services fees, net	806	1,192	1,385
Other	—	15	90
Total revenues	10,366	15,565	40,125
Expenses:
Personnel expense	14,121	13,661	17,742
Business promotion	2,923	3,854	9,731
General, administrative and other	5,226	8,323	8,275
Total expenses	22,270	25,838	35,748
Operating (loss) income:	(11,904)	(10,273)	4,377
Other (expense) income:
Net interest income	1,796	540	1,020
Change in fair value of long-term debt	265	3,281	1,224
Change in fair value of net trust assets	(2,683)	687	(2,138)
Total other (expense) income, net	(622)	4,508	106
(Loss) earnings before income taxes	(12,526)	(5,765)	4,483
Income tax expense	86	676	610
Net (loss) earnings	$(12,612)	$(6,441)	$3,873
Other comprehensive (loss) earnings:
Change in fair value of mortgage-backed securities	21	—	—
Change in fair value of instrument specific credit risk of long-term debt	96	(1,201)	(1,440)
Total comprehensive (loss) earnings	$(12,495)	$(7,642)	$2,433

Diluted weighted average common shares	21,159	21,116	21,102
Diluted (loss) earnings per share	$(0.60)	$(0.31)	$0.18

Net (loss) earnings first quarter of 2019 increased due to a decline in revenue from gain on sale of loans, net as a result of a decrease in origination volumes as well as a mark-to-market decrease in fair value on our MSRs.  Originations decreased to $581.5 million as compared to $1.3 billion in the first quarter of 2018, as a result of higher interest rates as compared to the first quarter of 2018.  Partially offsetting the decline in origination volume was an increase in gain on sale margins, which increased by 47 basis point (bps) to 210 bps in the first quarter of 2019, as compared to 163 bps in the first quarter of 2018.  NonQM originations increased to 59% of total originations as compared to 19% during the first quarter of 2018, which was the primary driver of margin expansion during the first quarter. Additionally, during the first quarter of 2019, we had mark-to-market decreases in fair value of our MSRs of $6.5 million primarily due to the decrease in interest rates during March.

Total expenses decreased by $13.5 million, or 38%, to $22.3 million for the first quarter of 2019, compared to $35.7 million for the comparable period in 2018.  Personnel expense decreased $3.6 million to $14.1 million for the three months ended March 31, 2019 as compared to the same period in 2018.  The decrease is primarily related to staff reductions during 2018 as well as a reduction in commission expense due to a decrease in loan originations.  As a result of the reduction in loan origination volumes, we reduced overhead throughout 2018 to more closely align staffing levels to origination volumes in the current economic environment. As a result of the staff reductions made in 2018, average headcount decreased 21% for the first quarter of 2019 as compared to the same period in 2018.

Business promotion decreased $6.8 million to $2.9 million for the three months ended March 31, 2019.  Business promotion decreased as a result of the shift in consumer direct marketing strategy we made in the latter half of 2018 away from radio and television advertisements to a digital campaign.  The shift in strategy allows for a more cost effective approach, increasing the ability to be more price and product competitive to more specific target geographies.

General, administrative and other expenses decreased to $5.2 million for the three months ended March 31, 2019, compared to $8.3 million for the same period in 2018.  The decrease was partially related to a $1.3 million reduction in legal fees as a result of the Company successfully resolving, through dismissal or settlement, three long standing litigation matters in 2018, which dated back to origination and securitization activities related to the mortgage crisis of 2008.

Servicing Portfolio Data

(in millions)

	As of March 31, 2019	As of December 31, 2018	% Change	As of March 31, 2018	% Change
Mortgage Servicing Portfolio (UPB)	$6,235.2	$6,218.1	0%	$16,751.8	-63%
Mortgage Servicing Rights	$59.8	$64.7	-8%	$174.1	-66%

	Q1 2019	Q4 2018	% Change	Q1 2018	% Change
Servicing Fees, Net	$3.0	$7.8	-62%	$9.5	-69%

The mortgage servicing portfolio remained flat at $6.2 billion at March 31, 2019 as compared to December 31, 2018 but decreased from $16.8 billion at March 31, 2018.  The decrease was due to a shift in strategy during the second half of 2018 to direct our efforts on repositioning the Company by focusing on our core NonQM lending business and strengthen our liquidity position. During the three months ended March 31, 2019, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors.    The servicing portfolio generated net servicing fees of $3.0 million in the first quarter of 2019, a 69% decrease over the net servicing fees of $9.5 million in the first quarter of 2018 as a result of the aforementioned mortgage servicing sales in 2018.  Delinquencies within the servicing portfolio have remained low at 0.28% for 60+ days delinquent as of March 31, 2019 as compared to 0.25% at December 31, 2018.

For the three months ended March 31, 2019, (loss) gain on MSRs, net was a loss of $5.6 million compared to a gain of $7.7 million in the comparable 2018 period.  For the three months ended March 31, 2019, we recorded a $6.5 million loss from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions as well as voluntary and scheduled prepayments.  The $4.5 million loss from changes in valuation market rates, inputs or assumptions was primarily due to an increase in prepayment speed assumptions as a result of a decrease in interest rates in March.  Additionally, during the third quarter of 2018, we stopped hedging our mortgage servicing portfolio resulting in a $1.5 million increase in realized and unrealized gains from hedging instruments related to MSRs during the three months ended March 31, 2019.

Origination Data

(in millions)

	Q1 2019	Q4 2018	% Change	Q1 2018	% Change
Retail Originations	$321.6	$318.5	1%	$631.1	-49%
Correspondent Originations	$57.0	$64.4	-11%	$479.6	-88%
Wholesale Originations	$202.9	$249.2	-19%	$209.4	-3%
Total Originations	$581.5	$632.1	-8%	$1,320.1	-56%

	Q1 2019	Q4 2018	% Change	Q1 2018	% Change
Retail NonQM Originations	$89.0	$102.5	-13%	$56.7	57%
Correspondent NonQM Originations	$55.0	$56.3	-2%	$46.9	17%
Wholesale NonQM Originations	$199.3	$238.6	-16%	$144.6	38%
Total NonQM Originations	$343.3	$397.4	-14%	$248.2	38%

During the first quarter of 2019, total originations decreased 8% to $581.5 million as compared to $632.1 million in the fourth quarter of 2018 and decreased 56% as compared to $1.3 billion in the first quarter of 2018.  The decrease in originations from the fourth quarter of 2018 was the result of seasonality in the mortgage origination cycle which typically has reduced origination volumes beginning in December through the first quarter.  The decrease in originations from the first quarter of 2018 was also a result of higher interest rates.  Despite the recent decline in interest rates towards the end of the first quarter of 2019, from January 2017 through 2018, interest rates have increased significantly from the historically low interest rate environment the previous years, causing a sharp drop in refinance volume which has been the predominance of our retail originations. During the first quarter of 2019, the origination volume of NonQM loans decreased to $343.3 million, as compared to $397.4 million in the fourth quarter of 2018 and $248.2 million in the first quarter of 2018.   In the first quarter of 2019 and fourth quarter of 2018, the retail channel accounted for 26% of NonQM originations while the wholesale and correspondent channels accounted for 74% of NonQM production as compared 23% and 77%, respectively, in the first quarter of 2018. The NonQM loans originated since 2016 have all been sold on a servicing released basis.  For the first quarter of 2019, our NonQM origination volume had an average FICO of 728 and a weighted average LTV of 69%.

Summary Balance Sheet	March 31,	December 31,
(in thousands, except per share data)	2019	2018
ASSETS
Cash	$22,995	$23,200
Mortgage loans held-for-sale	460,773	353,601
Mortgage servicing rights	59,823	64,728
Securitized mortgage trust assets	3,067,911	3,165,590
Other assets	62,229	40,824
Total assets	$3,673,731	$3,647,943

LIABILITIES & STOCKHOLDERS’ EQUITY
Warehouse borrowings	$404,763	$284,137
Debt	69,548	69,841
Securitized mortgage trust liabilities	3,051,736	3,148,215
Other liabilities	49,734	35,575
Total liabilities	3,575,781	3,537,768
Total stockholders’ equity	97,950	110,175
Total liabilities and stockholders’ equity	$3,673,731	$3,647,943

Book value per share	$4.62	5.22
Tangible Book value per share	$4.62	5.22

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “First quarters are historically challenging for residential mortgage origination and, the first quarter of 2019 was no exception. In addition to the effects of seasonality, directionally lower rates accelerated to the first quarter’s close and created timing differences that negatively impacted our current reporting period results.  While we recognized a first quarter loss on our remaining MSR portfolio, attributable to lower interest rates, the increase in gain on sale of loans anticipated from the more favorable rate environment will not be recognized until we lock and fund out our pipeline in the second quarter.  We generally do not provide financial guidance, but we will note that our April volume approached levels we haven’t consistently experienced since the second and third quarters of 2018.  With respect to our alternative credit product offering, NonQM, we are encouraged by the impressive 40% growth in volume from first quarter 2018 to first quarter 2019.  NonQM remains foundational to our business model, and now accounts for 6 of every 10 loans we originate as compared to just 2 of every 10 in the first quarter of 2018.  We will continue to build upon these successes in the future in order to further our competitive advantage in the higher margin alternative product segment of the market.”

Non-GAAP Financial Measures

This release contains core earnings (loss) and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Core earnings (loss) and core earnings (loss) per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.

Net income (loss) includes certain fair value adjustments and mark-to-market of MSRs, which are non-cash items, and non-recurring expense that are not related to current operating results.  Core earnings (loss), is considered a non-GAAP financial measurement.  Although we are required by GAAP to record these fair value adjustments and mark-to-market values, management believes core earnings (loss) is more useful to discuss the ongoing and future operations of the Company because by excluding non-cash items that fluctuate due to market rates, inputs or assumptions it reflects the Company’s current business operations of mortgage originations. The tables below provide a reconciliation of non-GAAP core earnings (loss) and per share non-GAAP core earnings (loss) to GAAP net income (loss):

	For the Three Months Ended
Core Earnings (Loss)	March 31,	December 31,	March 31,
(in thousands, except share data)	2019	2018	2018
(Loss) earnings before income taxes	$(12,526)	$(5,765)	$4,483

MTM mortgage servicing rights	3,671	1,760	(16,198)
Change in fair value of long-term debt	(265)	(687)	(1,224)
Change in fair value of net trust assets, including trust REO gains	2,683	(3,281)	2,138
Legal Settlements and Professional Fees, for Legacy Matters	50	1,072	594
Severance	539	326	237
Goodwill impairment	—	—	—
Intangible asset impairment	—	—	—
Loss on extinguishment of debt	—	—	—
Accretion of contingent consideration	—	—	—
Change in fair value of contingent consideration	—	—	—
Core operating loss	$(5,848)	$(6,575)	$(9,970)

Diluted weighted average common shares	21,159	21,116	21,102
Diluted core operating loss per share	$(0.28)	$(0.31)	$(0.47)

Diluted (loss) earnings per share	(0.60)	(0.31)	0.18
Adjustments:
Income tax expense	—	0.03	0.04
MTM mortgage servicing rights	0.17	0.08	(0.77)
Change in fair value of long-term debt	(0.01)	(0.03)	(0.06)
Change in fair value of net trust assets, including trust REO gains	0.13	(0.15)	0.10
Legal Settlements and Professional Fees, for Legacy Matters	—	0.05	0.03
Severance	0.03	0.02	0.01
Diluted core operating loss per share	$(0.28)	$(0.31)	$(0.47)

Conference Call

The Company will hold a conference call on May 10, 2019, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 4372217, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”“ appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new and existing financial products; expansion of NonQM loan originations and conventional and government-insured loan programs; ability to successfully diversify our loan products; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants requirements; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, SVP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com